AMENDED AND RESTATED INVESTMENT LETTER

                    EXCELSIOR VENTURE PARTNERS III, LLC

               Excelsior Venture Partners III, LLC (the "Fund"), a closed-end, non-diversified management investment company that has elected to be treated as a business development company, and David I. Fann ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases one unit of membership interest of the Fund at a price of $500 (the "Unit") on July 7, 2000. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $500 in full payment for the Unit.

2. Purchaser represents and warrants to the Fund that the Unit is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Unit.

3. Purchaser represents that he is an accredited investor as that term is defined under the Securities Act of 1933, as amended, and the Rules and Regulations thereunder.

4. Purchaser represents that he understands the risks involved in an investment in the Company's Units, has evaluated the risk of investing in the Company's Units and has determined that the Units are a suitable investment for the Purchaser.




               IN WITNESS WHEREOF, the parties have executed this agreement as of the 6th day of September, 2000.

                                     EXCELSIOR VENTURE PARTNERS III, LLC

                                      By: /s/ James F. Dorment
                                         ------------------------------------
                                      Name:  James F. Dorment
                                      Title: Secretary



                                      DAVID I. FANN

                                      /s/ David I. Fann
                                      ---------------------------------------
                                      Name:  David I. Fann